BUSINESS CONSULTING AGREEMENT

This AGREEMENT (the "Agreement") is made this 10th day of July, 2017 (the "Effective Date"), by and between, JAMB Group LLC. ("Consultant"), and HCI Viocare, ("Viocare").

RECITALS

A.
Viocare is seeking to establish a presence in the United States. Additionally it is seeking institutional or commercial financing for the purposes of expansion and further development of their technologies and operations.

B.
Viocare has asked Consultant to help to facilitate its presence in the United States and to introduce it to Accountants, Investment Bankers, Commercial Lenders, and other potential financing sources (each a "Target"), that would be willing to loan money to Viocare on acceptable terms to Viocare.

C.
Consultant has agreed to help facilitate a presence in the United States and to introduce Viocare to potential targets that would finance Viocare in accordance with the terms and conditions of this Agreement.

TERMS AND CONDITIONS

1.	TERM.

The term of this Agreement shall commence on 07/15/2017 and continue through and including midnight 07/14/2018, as may be extended by agreement of the parties.

2.	INTRODUCTION.

During the term of this Agreement, Consultant will identify Target(s) in writing to Viocare.  If Viocare has already engaged in discussions with Target relating to a specific financing transaction, Interest, or other Business relationship, as defined in this Agreement, then within three calendar (3) days of the time Consultant identifies Target, Viocare will notify Consultant of that fact in writing and provide written evidence of such prior discussion. Unless Consultant is so notified by Viocare and Viocare provides written evidence of such prior discussions, such person shall be deemed a Target identified by Consultant for the purposes of this Agreement, and Consultant shall be entitled to be compensated pursuant to the terms and conditions of this Agreement. Prior to the the date of this Agreement, Consultant has identified and Viocare has accepted targets identified under section 20 which are included as compensation per this Agreement.

It is expressly  agreed and understood between Viocare and Consultant that Consultant will NOT be offering any securites as part of the services to be provided hereunder.

3.	COMPENSATION.

3.1
Upon execution of this agreement, Viocare will issue to the Consultant Five Hundred Thousand (500,000) shares of Viocare common stock as full compensation to represent their interests in the United Sates.

3.1.2
If, during the term of this Agreement, or for a period of 6 months thereafter, Viocare or any affiliate of Viocare enters into a Transaction or Other Business Arrangement with Target, an affiliate of Target, or a third party introduced by the Target, as defined in paragraphs 3.2.1 and 3.2.5, respectively, or otherwise acquires or sells an Interest, as defined in paragraph 3.2.4 of this Agreement, as part of the closing documents the Consultant shall receive a consulting fee equal to 10% of the total financing package funded by Target, an affiliate of the Target, a third party introduced by the Target, an affiliate of the Target, a third party introduced by the Target , and Viocare engage in.

3.1.3
If Viocare or any affiliate of Viocare enters into a subsequent Transaction or Other Business Arrangement with the Target or affiliate of the Target, a third party introduced by the Target, after the expiration of this agreement and for a period of 24 months thereafter, as defined in paragraphs

3.2.1 and 3.2.5, respectively, or otherwise acquires or sells an Interest, as defined in paragraph 3.2.4 of this Agreement, Viocare shall pay consultant a business development fee equal to 2.5% of the total financing package funded by Target, any affiliate of the Target, a third party introduced by Target, or that the Target and Viocare engage in.

3.2	For the purposes of this Agreement, the below listed terms shall have the following meanings:

3.2.1	"Transaction" means any transaction or series of transactions in which a Target, an affiliate of a Target or an entity owned or controlled by a Target, a third party introduced by the Target,
(i) finances, funds, (ii) enters into any partnership, joint venture, or any other similar business relationship with Viocare or any person that owns and/or controls an interest in Viocare;

3.2.2
"Affiliate" means any person that is under the common ownership or control of another person or that person's parents, subsidiaries, partners, members, shareholders, officers, directors, employees or family members, and/or their successors and assigns.

3.2.3
"Consideration " means an amount equal to the sum of the aggregate value of any cash and non-cash consideration that a Target agrees to pay, finance, or trade to Viocare in connection with a Transaction or Other Business Arrangement.

3.2.4
"Interest" includes the sale, transfer, conveyance and/or exchange, whether directly or indirectly, of any project or in Viocare, an interest in any person that owns and/or controls Viocare, the Projects, and/or any portion of the projects including its affiliates.

3.2.5	"Person" means any natural person, partnership, corporation, association, organization, trustee or any other legally organized entity.

4.	Scope of Services

4.1
This Agreement relates solely to Consultant's services to serve as a business consultant in connection with the introductions to procure potential Targets. There are no additional services that Consultant is required to perform to earn the compensation set forth herein.

4.2	Consultant is an independent contractor and shall not be deemed to be an agent for any purpose whatsoever.

4.3
If a Transaction or Other Business Arrangement is deemed to involve the sale of securities, the parties agree that Consultant will not engage in any negotiations whatsoever on behalf of Viocare or the Target. In such case, and other than providing a general description of the Projects and/or the opportunity to the Target for the purpose of making an introduction, (i) Consultant will not be responsible for providing Viocare or the Target with information that may be used as a basis for negotiations between Viocare and the Target, (ii) Consultant will have no responsibility for, nor will it make recommendations, concerning the terms, conditions or provisions of any agreement between Viocare and the Target, and (iii) Consultant will not advise the parties on the form of conveyance or any issues related to a Transaction or other Business Arrangement involving the purchase or sale of securities.

4.4
The parties acknowledge and agree that Consultant is not responsible for performing due diligence and that Consultant has no authority to make any representation, warranty, covenant, or agreement, whether express or implied, on behalf of Viocare or the Target.

4.5
The parties acknowledge and agree that the Consultant is not a licensed securities broker and that he will not engage in the sales of securities nor will he receive any compensation for the sales of any securities.

5.	INDEMNIFICATION.

Viocare agrees to indemnify, defend and hold Consultant harmless, including its officers, directors, employees, affiliates, and agents, and its successors and assigns, from and against any and all losses, liabilities, claims, or damages and expenses, including reasonable fees and expenses of counsel, to which Consultant its officers, directors, employees, affiliates, and agents, and its, successors and assigns become subject in connection with or arising from any potential transaction between Viocare and any Target, or any misrepresentations made by Viocare or Target, or from incorrect information supplied by Viocare or the Target except to the extent such losses, liabilities, claims or damages and expenses resulted directly from the gross negligence or willful misconduct of Consultant.

6.	NO IMPLIED WAIVERS.

The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

7.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their successors and assigns.

8.	EXPENSES.

All expenses associated with the financing, closing of any sale, transfer and/or conveyance of the projects, a Transaction and/or Other Business Relationship will be paid by Viocare.

9.	GOVERNING LAW AND JURISDICTION.

This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Illinois.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by final binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules before a single arbitrator sitting in the State of Illinois, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Unless the parties agree otherwise, the arbitration shall be governed by the AAA's Expedited Procedures. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The AAA's fees and charges shall be paid equally by the parties as they become due, provided that such costs shall be recoverable by the prevailing party in accordance with this Agreement. If either party fails to pay its share of the AAA's fess or expenses as they become due, and such failure is not cured within five days of receiving written notice thereof from the other party or the AAA, such party shall be deemed to have admitted liability and the arbitrator shall enter a final award in favor of the other party. The parties intend this Agreement to be legally binding and waive any defense to the enforcement of this Agreement based on a claim of illegality or public policy.

10.	Costs and Attorneys' Fees.

If either of the parties establishes a breach of this Agreement in a court of competent jurisdiction, the prevailing Party shall be entitled to collect all costs it incurs in enforcing this Agreement, including reasonable attorneys' fees, from the other Party.

11.	NOTICES.

Notices to Consultant shall be sent by hand delivery or overnight priority delivery (FedEx next day priority service or equivalent) to: JAMB Group LLC 322 Gatesby Riverside, IL 60546

Notices to the Viocare shall be sent by the same means to: HCi Viocare 2A Kolokotroni Street Paleo Faliro, Athens 17563

12.	LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.	ENTIRE AGREEMENT; MODIFICATIONS

This Agreement and the exhibits hereto constitute the full and complete understanding between the parties and supersedes all prior agreements, arrangements, and understandings including, without limitation, the Referral Agreement, whether oral or written, between the Parties relating to the subject matter hereof. This Agreement shall be binding upon and enforceable against the parties hereto and their respective affiliates, subsidiaries, successors, assigns, representatives and all those claiming by, through or under each of them respectively.

14.	Amendments

This Agreement may not be altered, amended or modified in any way except by written instrument executed by each of the Parties.

15.	Counterparts

This Agreement may be executed in one or more counterparts, the originals (or facsimile transmissions of such originals) of which, taken together, shall constitute one instrument.

16.	Waiver

No waiver of any provision of this Agreement by any Party shall (i) be effective unless in writing signed by the Party against which it is asserted, or (ii) constitute a waiver of any other provision.

17.	Construction

This Agreement shall be construed without regard to any presumption or other rule of law requiring construction against the Party who caused it to be drafted.

18.	Headings.

The Headings in this Agreement are for reference only and shall be disregarded in construing the Agreement's meaning and intent.

19.	Existing Targets

Plante Moran, Alternative Investment Resource, Surge Financial Group

IN WITNESS WHEREOF, the Parties have caused their authorized representative to execute this Agreement as of the date first written above.

CONSULTANT	HCI Viocare

By: /s/Bill Kanatas	By: /s/Sotirios Leontaritis

Name: Bill Kanatas	Name: Sotiris Leontaritis